CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 15 to Registration Statement No. 333-78269 on Form N-1A of our report dated August 8, 2008, relating to the financial statements and financial highlights of Oppenheimer Main Street Small Cap Fund, appearing in the Annual Report on Form N-CSR of Oppenheimer Main Street Small Cap Fund for the year ended June 30, 2008, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Financial Highlights” in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

October 27, 2008